Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 30, 2000, by and among Grow Biz International, Inc., a Minnesota corporation ("Seller"), Hollis Technologies, LLC, a Florida limited liability company ("HT") and CompRen, Inc., a Florida corporation ("CompRen") (HT and CompRen shall be collectively referred to herein as "Buyer"). Certain capitalized terms used and not otherwise defined herein are defined in Article VI.

         WHEREAS, Seller is engaged in the business of franchising the right to own and operate Computer Renaissance(R) retail stores and owns three Corporate Stores (hereinafter defined) (the "Business").

         WHEREAS, Seller desires to sell, and Buyer desires to buy, the Purchased Assets (as defined in Section 1.1 below) on the terms and conditions hereinafter set forth;

         WHEREAS, Seller desires to convey, and Buyer desires to assume, the Assumed Liabilities (as defined in Section 1.2 below) on the terms and conditions hereinafter set forth;

         WHEREAS, Seller has invited Buyer to perform, and Buyer has performed, all necessary due diligence and business investigations with respect to Seller, the Purchased Assets and the Assumed Liabilities, with the intention that Buyer form its own conclusions regarding the condition and value of the business, property, liabilities, contracts, and related matters of Seller pursuant to the parties' express intention that the sale of the Purchased Assets and the transfer of the Assumed Liabilities be without representation or warranty by Seller, express or implied, except as specifically set forth herein;

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, Buyer and Seller do hereby agree as follows:

                                    ARTICLE I
                      PURCHASE AND SALE OF PURCHASED ASSETS

         1.1 Purchase and Sale of Assets.

             (a) Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date (defined hereinafter), HT shall purchase from the Seller, the assets described in subsections 1.1(a)(i) through 1.1(a)(iv) and subsections 1.1(a)(vi) through 1.1(a)(xiv) below primarily related to the Business on the Closing Date, and CompRen shall purchase from Seller the assets described in subsections 1.1(a)(v) and 1.1(a)(xv) below primarily related to the Business on the Closing Date, and Seller shall sell, convey, assign, transfer and deliver to HT, free and clear of all Liens (except for Liens that are Permitted Liens solely in respect of Assumed Liabilities) by bills of sale, assignments and other instruments reasonably satisfactory to Buyer and Buyer's counsel, all assets, properties, rights, titles and interests primarily related to the Business of every kind and nature owned or leased by Seller as of the Closing Date, whether tangible, intangible, personal and

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wherever located and by whomever possessed and Seller shall sell, convey, assign, transfer and deliver to CompRen, free and clear of all Liens (except for Liens that are Permitted Liens solely in respect of Assumed Liabilities) by bills of sale, assignments and other instruments reasonably satisfactory to Buyer and Buyer's counsel, all assets, properties, rights, titles and interests of the Corporate Stores (defined hereinafter) of every kind and nature owned or leased by Seller as of the Closing Date, whether tangible, intangible, personal and wherever located and by whomever possessed (all of the foregoing shall be collectively referred to herein as the "Purchased Assets"), including without limitation, all of the following assets owned or leased by Seller primarily related to the Business but excluding all Excluded Assets:

                  (i) all accounts receivable, including without limitation, all trade accounts receivable, notes receivable from customers, franchisees, vendor credits and all other obligations from customers and/or franchisees with respect to sales of goods or services, or due under any contract, whether or not evidenced by a note, including without limitation those listed on Exhibit 1.1(a)(i) (all of the foregoing collectively referred to herein as "Accounts Receivable");

                  (ii) all prepayments and prepaid expenses to the extent transferable and to the extent reflected in the Financial Statements or arising in the ordinary course of the Business since the dates of the Financial Statements, including without limitation those listed on Exhibit 1.1(a)(ii) ;

                  (iii) all tangible personal property used primarily by the Business (including without limitation all equipment, finished goods located at the Corporate Stores, inventories and supplies), including, without limitation, that tangible personal property described in Exhibit 1.1.(a)(iii);

                   (iv) all rights existing under (A) all supply and distribution agreements and arrangements, sales and purchase agreements and orders, (B) each contract, agreement or arrangement listed and expressly specified to be assumed by Buyer on the attached Contracts Schedule, (C) each lease or sublease listed and expressly specified to be assumed by Buyer on the attached Leases Schedule;
                           (D) each franchise agreement listed and expressly specified to be assumed by Buyer on the attached Franchise Agreement Schedule 3.22(a); and (E) each contract, agreement, arrangement, lease or sublease binding upon Seller and not disclosed on the Contracts Schedule, but only so long as the absence of such item on the Contracts Schedule does not cause any representation or warranty set forth in
                           Section 3.11 of this Agreement to be incorrect (each item described in this clause (E)shall be defined as an "Immaterial Assumed Contract");

                    (v) All customer deposits and prepaid items relating to the Corporate Stores;

                   (vi) except as provided in Section 1.1(b)(vi) below, all lists and records pertaining to subscriber, advertiser and other customer accounts (whether past or current), suppliers, distributors, franchisees, personnel and agents and all other books, ledgers, files, documents, creative materials, studies,

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                           reports, correspondence and business records and
                           other printed or written materials;

                  (vii) all claims, deposits, warranties, guarantees, refunds primarily related to the Purchased Assets, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (except relating to the payment of Taxes), other than those relating primarily to Excluded Assets or Excluded Liabilities;

                 (viii) all Proprietary Rights, including without limitation, the right to use the names described on the attached Proprietary Rights Schedule;

                   (ix) all authorizations, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from federal, state or local governments or governmental agencies or other similar rights (collectively, "Government Licenses"), including without limitation, those listed on the attached Permits Schedule, but excluding any such permits or licenses which are not transferable, and all data and records pertaining thereto;

                    (x) all insurance and warranty proceeds received after the date hereof with respect to damage, non-conformance of or loss to the Purchased Assets;

                    (xi) all rights to receive mail and other communications addressed to Seller including without limitation, Accounts Receivable payments;

                   (xii) all interests in real estate (including without limitation, land, buildings, fixtures, fittings and improvements thereon, and easements, licenses, rights of way, permits, and the other appurtenants thereto, including appurtenant rights in and to public streets, whether or not vacated), whether owned in fee, leased, subleased or otherwise;

                  (xiii) all interests in the Computer Renaissance(R) and Compren websites (www.CR1.com and www.compren.com, respectively), including, all of Seller's right, title and interest in the domain names of such websites, all links relating thereto (to the extent transferable and excluding links to the Grow Biz website (www.growbiz.com)), the contents of the websites and the right of ownership in such websites, and the contents of the Computer Renaissance(R) pages of the Grow Biz(R) website (which pages shall be removed from the Grow Biz(R) website within 10 days after the Closing);

                  (xiv) All Franchisee, developer and supplier and prospective Franchisee, developer and supplier lists, leads, sales records, and files (including without limitation all original Franchise and Development Agreements, UFOC receipts and other documents whether in the possession of Seller or

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                           Seller's attorneys, brokers or other agents);
                           records and files regarding the Proprietary Rights and all other books and records (including electronic records), specifications, designs,
                           layouts,   renderings, equipment lists, manuals,
                           training materials, videos, brochures, photographs, negatives, and schedules and other materials relating primarily to the operation of the Business.

                  (xv) all assets used, located, and necessary in the operation (as they are currently operated) of three
                           (3) Computer Renaissance(R) stores owned by Seller located in Ann Arbor, MI, Fargo, ND, and Minnetonka, MN ("Corporate Stores"), including without limitation, those items listed in Sections 1.1(a)(i) through 1.1(a)(xiii) as such assets relate to the Corporate Stores.

                  (b) Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased
Assets:

                  (i) cash on hand or in bank accounts, cash equivalents and securities;

                  (ii)     Seller's rights under or pursuant to this Agreement;

                  (iii)    Seller's prepaid taxes and tax refunds;

                  (iv) any benefits from or rights to receive Seller's deferred income taxes;

                  (v)      any treasury stock of Seller;

                  (vi) Seller's general ledger, accounting records, Tax Returns, financial statements, corporate charter, minute books, stock book, and corporate seal; provided that Seller shall, upon reasonable request, give Buyer copies of any of the above documents as such documents exist as of the Closing Date to the extent they (A) relate primarily to the Business, or
                           (B) relate to the Business and are reasonably needed by Buyer;

                  (vii) any right to receive mail and other communications addressed to Seller relating exclusively to the Excluded Assets or the Excluded Liabilities;

                  (viii) all contracts, agreements and arrangements and all leases and subleases (A) which are listed on the Contracts Schedule or the Leases Schedule as retained by Seller or not assumed by Buyer, or (B) are not disclosed on the Contracts Schedule, other than the Immaterial Assumed Contracts;

                  (ix) any awards or mementos received by any employee of Seller, and any personal office or furniture or fixtures, as described on the Excluded Assets Schedule; and

                  (x) all other assets and those assets owned or held by Seller and not used primarily in the Business, including without limitation those described on the Excluded Assets Schedule.

         1.2      Assumption of Liabilities.

                  (a) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement (including paragraph (b) below), in addition to the Cash Portion (as defined below) and as additional consideration for the Purchased Assets, as of the Closing Buyer shall assume and agree to pay, discharge and perform promptly when due the following debts, liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                  (i) each of Seller's accounts payable primarily related to the Business, but only to the extent expressly and specifically identified and described on the Assumed Liabilities Schedule or with respect to accounts payable not listed, to the extent such accounts payable do not exceed $1,000 individually or $5,000 in the aggregate;

                  (ii) Seller's obligations accruing with respect to the period commencing on and after the Closing Date under each contract relating to the ongoing Business that was entered into in the ordinary courseof business and assigned to Buyer(but only if listed and expressly specified to be assumed by Buyer on the attached Contracts Schedule or Leases Schedule or if an Immaterial Assumed Contract) and excluding any liability or obligation, or in connection with any breach thereof, arising prior to the Closing. In no event shall the Buyer be responsible for any liabilities of Seller for breaches or claims (or corresponding damages or costs) under such contracts arising before the Closing Date;

                  (iii) any outstanding orders for inventory for the Corporate Stores or purchase orders from customers existing on the Closing Date;
                  (iv) the other liabilities and obligations specifically identified and described on the Assumed Liabilities Schedule attached hereto; and

                  (v) any obligation of the Seller under any warranty related to inventory sold from any of the Corporate Stores; provided that the aggregate cost to Buyer (net of claims Buyer has against, or in the event such claims are in dispute the amount Buyer in good faith recovers from, manufacturers and net of the actual resale value of such returned items) of these warranty obligations assumed pursuant to this Subsection (v) shall not exceed $3,000 in the aggregate.

                  (b) Excluded Liabilities. Except as specifically provided in subsection (a) above, Buyer shall not assume and shall not be deemed to have assumed or in any way become liable for any of Seller's debts, liabilities or obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Business or the Purchased Assets, and regardless of when or by whom asserted (collectively, the "Excluded Liabilities") including, but not limited to, any liability of the Seller for Taxes, any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, any liability of

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the Seller relating to Excluded Assets, and all other liabilities listed and expressly specified on the attached Excluded Liabilities Schedule.

For purposes of this Section 1.2(b), "Seller" shall be deemed to include all Affiliates of Seller and any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that it is retaining the Excluded Liabilities, and Seller shall pay, discharge and perform all such liabilities and obligations promptly when due.

         1.3 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) $3,000,000.00 (the "Cash Portion") and (ii) the assumption of the Assumed Liabilities. The foregoing items (i) and (ii) are collectively referred to herein as the "Purchase Price." The Cash Portion of the Purchase Price may be adjusted in accordance with Section 1.5 hereof.

         1.4 Delivery of Purchase Price. At Closing, Buyer shall pay the Purchase Price to Seller by (i) delivering to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to the Cash Portion less the amount described in Section 1.5 below which shall be escrowed in accordance with the terms of Section 1.5 and Section 5.2(c) (the "Closing Payment"), and (ii) assuming the Assumed Liabilities.

         1.5 Indemnification Proceeds. Seller has agreed to indemnify and hold Buyer harmless from certain claims, causes of action, or damages arising from all times prior to the Closing Date as provided in Section 5.2(a) hereunder ("Seller's Indemnity"). The Seller and Buyer have agreed that $1,000,000.00 of the Cash Portion of the Purchase Price shall be escrowed with Suntrust Bank ("Indemnity Escrow Agent") for eighteen (18) months from the date of Closing as security for the Seller's Indemnity ("Indemnification Proceeds") pursuant to the terms and conditions of an escrow agreement to be negotiated among the parties.

         1.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Clark & Campbell, 4740 Cleveland Heights Boulevard, Lakeland, Florida, or at such other place as is mutually agreeable to the parties, simultaneous with the execution of this Agreement, or at such other place or on such other date as is mutually acceptable to Buyer and Seller and agreed to in writing. The date and time of the Closing are referred to herein as the "Closing Date."

         1.7 Allocation of the Purchase Price. Buyer and Seller shall allocate the Purchase Price among the Purchased Assets as set forth on the Allocation Schedule attached hereto, and such Allocation Schedule shall be used by the parties in preparing (i) Form 8594, Asset Acquisition Statement, for Buyer and Seller and (ii) all tax returns. Buyer and Seller shall each file Form 8594 prepared in accordance with this Section 1.7 with its federal income tax return for its tax period which includes the Closing Date. All allocations made pursuant to this Section 1.7 shall be binding upon the parties and upon each of their successors and assigns, and the parties shall report the transactions contemplated by this Agreement in accordance with such allocations.

         1.8 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Buyer of any contract is not permitted or is not permitted without the consent of another party to such contract, this Agreement shall not be deemed to constitute an assignment of any such contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such contract, and Buyer shall assume no obligations or liabilities under any such contract. Seller shall advise Buyer promptly in writing with respect to any contract which Seller knows or has substantial reason to believe will or may not be subject to assignment to Buyer hereunder. Without in any way limiting Seller's obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Buyer, and Buyer shall cooperate with Seller, following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Contract, including, at Buyer's expense, enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Contract arising after Closing by such other party. Seller shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer with respect to its post-Closing efforts under this Section, whether or not the parties are successful in vesting Buyer with the rights and benefits (subject to the obligations) of such Contracts.

                                   ARTICLE II
                             [INTENTIONALLY OMITTED]



                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that:

         3.1 Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota. Seller has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of Seller's properties or the nature of Seller's activities require it to be so qualified, all of which jurisdictions are listed on the attached Qualification Schedule. Seller has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate the Business and to conduct the Business as now conducted and as presently proposed to be conducted.

         3.2 Subsidiaries and Affiliates. Except for Grow Biz Games, Inc., Seller does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other security or interest in any other Person.

         3.3 Authorization; No Breach. This Agreement and the other agreements and instruments required hereby (the "Other Documents") have been, and upon execution thereof at the Closing the Transfer Documents will be, duly authorized, executed and delivered by Seller, and this Agreement and the Other Documents constitute and, upon execution thereof at the Closing, the Transfer Documents will, constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement, the Other Documents, and the Transfer Documents by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not, except as set forth on the Consents Schedule: (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien upon any of the Purchased Assets or (vi) require any authorization, consent, approval, exemption, licenses, declarations of filing or other action by or notice to or filing with any court or other governmental body or regulatory authority, under the provisions of either Seller's certificate of incorporation or bylaws or any indenture, mortgage, lease, loan agreement, contract, understanding, commitment, instrument or other agreement to which Seller is bound or which affects the Purchased Assets, or any law, statute, rule or regulation to which Seller or the Purchased Assets are subject. Without limiting the generality of the foregoing, there are no agreements, options, commitments or rights for any Person (other than Buyer) to purchase or otherwise acquire any of the Purchased Assets or any interests therein.

         3.4 Financial Statements. Attached hereto as the Financial Statements Schedule are the unaudited balance sheet of Seller as of June 24, 2000 and the unaudited statement of income of the Business for the period then ended (the "Financial Statements"). The Financial Statements are consistent with Seller's books and records, present fairly the financial condition of Seller and the results of operations of the Business as of the time and for the period referred to therein, and have been prepared in accordance with GAAP (except for the absence of any notes thereto), except to the extent prepared in accordance with the accounting policies and procedures described on the Accounting Schedule hereto. The accounts payable, if any, listed on the Assumed Liabilities Schedule are consistent with Seller's books and records and have arisen in the ordinary course of the Business.

         3.5 Absence of Undisclosed Liabilities. Seller has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due and regardless of when or by whom asserted) relating to the Purchased Assets or the Business, arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, including Taxes with respect to or based upon transactions or events occurring on or before the Closing Date, except (i) liabilities and obligations under contracts or commitments described on the attached Contracts Schedule or under Immaterial Assumed Contracts entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds (but not liabilities for breaches thereof occurring on or prior to the Closing Date), (ii) liabilities and obligations reflected on the 2000 Balance Sheet; and (iii) other liabilities and obligations expressly disclosed in this Agreement or the Schedules attached hereto.

         3.6 Inventories. All inventory included in the Purchased Assets ("inventory") is merchantable and properly stored. All inventory is located at the Corporate Stores.

         3.7 No Material Adverse Change. Except as set forth on the attached Developments Schedule, since December 31, 1999, there has been no material adverse change in the business, financial condition, operating results, employee relations, customer relations, supplier relations, assets, operations or business prospects of Seller (including as a consequence of the loss or pending or threatened loss, alone or in the aggregate, of any customer, supplier, source of referrals, right pursuant to any contract or agreement, or any license, permit or accreditation).

         3.8 Absence of Certain Developments. Except as set forth on the attached Developments Schedule or as otherwise expressly contemplated herein, since December 31, 1999, Seller has operated the Business in the usual and ordinary course of business consistent with past practices, and has used its reasonable efforts to preserve the goodwill of its business and relationships with its customers, suppliers, franchisees, employees and other Persons having business relations with Seller including by investing and otherwise engaging in marketing, advertising and other promotional activities at times, in amounts and otherwise consistent with prior practices. Without limiting the generality of the foregoing since December 31, 1999, Seller has not, except as described on the Developments Schedule:

                  (a) redeemed or purchased, directly or indirectly, any shares of its capital stock or declared or paid any dividends or distributions with respect to any shares of its capital stock or permitted any other withdrawal or made any payment or distribution of funds or other assets to any of its Affiliates;

                  (b) pledged or subjected to any Lien any of the Purchased Assets, except for Permitted Liens;

                  (c) with respect to the Business, sold, assigned or transferred any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled without fair consideration any debts or claims owing to or held by it;

                  (d) sold, assigned, licensed, transferred or encumbered any Proprietary Rights or other intangible assets, or disclosed any proprietary confidential information to any Person other than Buyer and Buyer's agents or to Seller's agents through the course of due diligence or abandoned or knowingly permitted to lapse any Proprietary Rights;

                  (e) with respect to the Business, made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by existing contracts or consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                  (f) with respect to the Business, suffered any extraordinary losses or waived any right of material value (whether or not in the ordinary course of business or consistent with past practice);

                  (g) with respect to the Business, made any loans or advances to, or guarantees for the benefit of, any Person;

                  (h) with respect to the Business, entered into any other transaction not in the ordinary course of business and consistent with past practice; or

                  (i) with respect to the Business, agreed, whether orally or in writing, to do any of the foregoing.

         3.9 Tangible Assets. Seller owns good, free and clear title to all of the Purchased Assets and all of the personal property reflected on Seller's 2000 Balance Sheet or acquired thereafter, free and clear of all Liens, except as described on the attached Encumbrances Schedule or the Permitted Liens. At the Closing, Seller shall deliver to Buyer good, free and clear title to the Purchased Assets, free and clear of all Liens, except for the Permitted Liens. Except for the Excluded Assets, the Purchased Assets include all of the assets, whether tangible or intangible, real or personal, that are necessary for the conduct of the Business as currently and as currently proposed to be conducted. All tangible assets (whether owned or leased) included in the Purchased Assets are in reasonable working condition and used by Seller in Seller's business. Seller owns, or leases under valid leases listed on the Leases Schedule, all tangible assets used in the conduct of the Business in conformity with past practices, and all such assets have been installed and maintained in accordance with all applicable laws, regulations and ordinances.

         3.10 Tax Matters. Except as set forth on the attached Tax Schedule: (a) all Taxes, assessments and other governmental charges imposed upon Seller, or upon any of the assets, income or franchises of Seller, have been timely paid or, if not yet payable, shall be timely paid and are adequately accrued on Seller's books and records; (b) there are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller or any assets or operations of Seller; (c) no consent has been given with respect to Seller to extend the time in which any Tax may be assessed or collected by any taxing authority; (d) there are no ongoing or pending Tax audits by any taxing authority against Seller; (e) Seller has never filed a consent relating to any assets or property pursuant to Section 341(f) of the Code; (f) none of the assets or income items of Seller has been or potentially is subject to Tax under
Section 1374 of the Code (or any corresponding provision of state, local or foreign law). "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

         3.11     Contracts and Commitments.

                  (a) Except as set forth on the attached Contracts Schedule or the attached Employee Benefits Schedule, Seller is not a party to any oral or written agreements, commitments, understandings, instruments, contracts or proposed transactions (i) which would have a Material Adverse Effect; (ii) involve obligations of, or payments to Seller in excess of $2,500.00 annually; or (iii) involve the license of any patent, trademark, trade secret, copyright or any other Proprietary Right to or from Seller; (iv) which require the consent of any party thereto upon a sale of the Purchased Assets; or (v) contain any provision which would result in a modification of any rights or obligations of any party thereunder upon a sale of the Business or which would provide any party any remedy (including rescission or liquidated damages) in the event of a sale of the Business of Seller.

                  (b) Except as specifically disclosed on the attached Contracts Schedule and except as would not have a Material Adverse Effect, (i) no contract or commitment required to be disclosed on the Contracts Schedule has been breached in any respect or canceled by the other party thereto, (ii) since Seller's Audited Balance Sheet, none of Seller's significant customers, suppliers, outside service providers or sources of referral has indicated that it will stop or decrease the rate of business done with or referred to Seller with respect to the Business, (iii) Seller has performed all obligations under the contracts required to be listed on the Contracts Schedule required to be performed by Seller and (iv) there is no breach of or default by Seller under any lease, contract, commitment or other agreement to which Seller is a party with respect to the Business or any event which, upon giving of notice or lapse of time or both, would constitute such a breach or default.

                  (c) The Contracts Schedule sets forth each contract, commitment or obligation of Seller which is secured by a letter of credit or guarantee (including guarantees by Seller) and the nature and amount of such security.

                  (d) Seller is not obligated to (i) purchase any property or services at a price greater than the prevailing market price, (ii) sell any property or services at a price less than the prevailing market price, (iii) pay rentals or royalties at a rate greater than the prevailing market price or (iv) act as lessor or licensor at a rate less than the prevailing market price.

                  (e) Buyer has been supplied with a true and correct copy of all written contracts which are referred to on the attached Contracts Schedule, together with all amendments, exhibits, attachments, waivers or other changes thereto.

         3.12 Proprietary Rights. Except for the Excluded Assets, the attached Proprietary Rights Schedule sets forth a complete and correct list of (i) all Proprietary Rights which are patented, registered or applied for and owned or used by Seller; (ii) all trade names, unregistered trademarks and material unregistered copyrights owned or used by Seller and related to the Business;
(iii) all licenses or other agreements to which Seller is a party, either as licensee or licensor, for Proprietary Rights, and the foregoing are all such Proprietary Rights necessary for the operation of the Business as currently conducted. Except as set forth on the attached Proprietary Rights Schedule, (i) Seller owns and possesses without restriction as to use, all right, title and interest in and to the Proprietary Rights necessary for the operation of the Business as currently conducted; (ii) Seller has not received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights, and Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to Seller's knowledge except as set forth on the Proprietary Rights Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of Seller. The transactions contemplated by this Agreement shall have no adverse effect on Seller's right, title and interest in and to any of their Proprietary Rights. Seller has taken all reasonable action to maintain and protect its Proprietary Rights and shall continue to maintain and protect those rights in like manner so as to not adversely affect the validity or enforcement of such Proprietary Rights.

         3.13 Litigation. Except as set forth on the attached Litigation Schedule, (i) there are no (and, during the five (5) years preceding the date hereof, there have not been any) actions, suits, proceedings, orders or investigations pending or, to the best of Seller's knowledge, threatened against Seller with respect to the Business or the Purchased Assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no reasonable basis known to Seller for any of the foregoing. With respect to each of the matters set forth on the attached Litigation Schedule, Seller has maintained at all relevant times, such insurance as is set forth on the attached Insurance Schedule. Seller is not, with respect to the Business or the Purchased Assets, subject to or bound by any outstanding orders, judgments or decrees of any court or governmental entity. Seller has not received any opinion or legal advice in writing, within the five (5) years preceding the date hereof, to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which would be material to the Business as previously or presently conducted.

         3.14 Brokerage. Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller Entity, and in no event shall any portion of the Purchased Assets be used to discharge Seller's obligations with respect to the agreements described on the Brokerage Schedule.

         3.15 Employees. Except as set forth on the attached Employee Schedule, Seller has complied in all material respects with all applicable laws relating to the employment of labor in the Business, including without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth on the attached Employee Schedule, there are no claims, actions, proceedings or investigations pending or, to Seller's knowledge, threatened in writing (including via e-mail) against Seller with respect to or by any employee or former employee of the Business and, to the best of Seller's knowledge, there are no claims, actions, proceedings or investigations pending or threatened in writing (including via e-mail) against any employee of the Business. Seller has not experienced any strikes, grievances, unfair labor practices claims, collective bargaining disputes or other labor relations problems with respect to the Business. Seller has not engaged in any unfair labor practices with respect to the Business. Seller has no knowledge of any organizational effort presently made or threatened by or on behalf of any labor union with respect to employees of the Business. In addition, and without limiting the generality of the foregoing, (i) Seller has not received any notice of any claims, actions, proceedings or investigations pending or threatened against any of employees of the Business, and (ii) except as set forth on the attached Employee Schedule, no employee of the Business is subject to any non-compete or nondisclosure agreement.

         3.16 Employee Benefit Plans. Except as set forth on the attached Employee Benefits Schedule:

                  (a) with respect to all current employees (including those on lay-off, disability or leave of absence), former employees, and retired employees of Seller (the "Seller Employees"), Seller does not maintain or contribute to any (a) employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("Employee Welfare Plans"), or (b) any plan, policy or arrangement which provides nonqualified deferred compensation, bonus or retirement benefits, severance or "change of control" (as set forth in Section 280G of the Code) benefits, or life, disability accident, vacation, tuition reimbursement or other material fringe benefits ("Other Plans");

                  (b) Seller does not maintain, contribute to, or participate in any defined benefit plan or defined contribution plan which are employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Employee Pension Plans") with respect to any Seller Employees;

                  (c) Seller does not contribute to or participate in any multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan") with respect to any Seller Employees;

                  (d) Seller does not maintain or have any obligation to contribute to or provide any post-retirement health, accident or life insurance benefits to any Seller Employee, other than limited medical benefits required to be provided under Section 4980B of the Code;

                  (e) all Plans (and all related trusts and insurance contracts) substantially comply in form and in operation in all respects with the applicable requirements of ERISA and the Code;

                  (f) all required reports and descriptions (including all Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) with respect to all Plans have been properly filed with the appropriate government agency or distributed to participants, and Seller has complied with the requirements of Section 4980B of the Code;

                  (g) with respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid to such Plan; and

                  (h) Seller has not incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the United States Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) that includes Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any adverse effect on the Purchaser or any of the Purchased Assets after the Closing.

The "Plans" means all Employee Pension Plans, Employee Welfare Plans, Other Plans and Multiemployer Plans to which Seller contributes or is a party with respect to any Seller Employees.

         3.17 Insurance. Seller maintains insurance in such amounts as set forth on the attached Insurance Schedule. True, complete and correct copies of each insurance policy maintained by Seller with respect to the Business have been made available to Buyer. All of Seller's insurance policies are in full force and effect, and Seller is not in default with respect to its obligations under any of such insurance policies.

         3.18 Compliance with Laws; Permits. Except as set forth on the attached Compliance Schedule and except for any violation that would not have a Material Adverse Effect, Seller has not violated any material Legal Requirement related to the Business, and Seller has not received notice alleging any such violation. Seller holds all permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business, and the attached Permits Schedule sets forth a list of all of such permits, licenses, certificates, accreditations and other authorizations, and Seller is in compliance in all respects with all terms and conditions of any such required permits, licenses, accreditations and authorizations, except for any noncompliance that would not have a Material Adverse Effect. No officer, director, employee, consultant, advisor or agent of Seller has been or is authorized to make or receive, and Seller does not know of any of its officers, directors, employees, consultants, advisors or agents making or receiving, any bribe, kickback payment or other illegal payment at any time related to the Business.

         3.19 Environmental and Safety Matters. Except as set forth in the attached Environmental and Safety Schedule: With respect to the Business, Seller has complied and is in compliance with all Environmental and Safety Requirements. For purposes of this Agreement, "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         3.20 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no Affiliate of the Seller, is a party to any agreement, contract, commitment, transaction or proposed transaction with the Seller or has any interest in any property used by the Seller.

         3.21 Disclosure. To Seller's knowledge, neither this Agreement, nor any of the Schedules or Exhibits hereto or attachments and written statements supplied to Buyer by or on behalf of any of the Seller with respect to the transactions contemplated hereby, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. As used herein, "material" means of such significance that a reasonable investor would consider it important in making his/her investment decision.

         3.22 Franchise Matters. Seller represents and warrants the following:

                  (a) Attached as Franchise Agreement Schedule 3.22(a) is a true correct and complete list of the only existing franchise agreements, master agreements, and development agreements to which Seller is a party in connection with Franchising Activities (collectively, the "Franchise Agreements") and of the only existing leases, licenses and other agreements or contracts to which Seller is a party in connection with Franchising Activities (together with the Franchise Agreements, collectively, the "Franchise Related Contracts"). True, correct and complete copies of the Franchise Related Contracts have been made available to Buyer. Franchise Agreement Schedule 3.22(a) includes with respect to each of the Franchised Businesses (defined below): (i) the date and or agreement number or other identifier of the Franchise Agreement governing the Franchised Business; (ii) the name of the Franchisee, the Address of the Franchised Business; the term commencement and termination date of each Franchise Agreement; (iii) the names of each of each individual or entity that has guaranteed the Franchisee's obligations under the Franchise Agreements, and
(iv) whether addenda or riders to the Franchise Agreements exist.

                  (b) Except for negotiated changes, the forms of Franchise Agreements previously delivered to Buyer constitute all of the forms of Franchise Agreements used by Seller in connection with the offer or sale of Franchises or otherwise in connection with the Franchised Activities.

                  (c) Seller has not offered or sold any franchise or business opportunity system other than: (a) the Computer Renaissance(R) System; (b) the "Play It Again Sports(R)" franchise system; (c) the "Once Upon A Child(R)" franchise system; (d) the "Music Go Round(R)" franchise system; (e) the Disc-Go-Round(R) franchise system; (f) the It's About Games(R) franchise system;
(g) the "ReTool(R)" franchise system; and (h) the "Plato's Closet(R)" franchise system.

                  (d) Franchise Agreement Schedule 3.22(a) also contains a list of rights of first refusal, rights to develop multiple stores or similar rights granted to Franchisees.

                  (e) Except as attached as Franchise Agreement Schedule 3.22(e), there are no currently outstanding, pending, or promised applications to enter into any Franchise Agreements.

                  (f) Seller has previously provided to Buyer a true, correct and complete list of all written addenda to Franchise Agreements entered into between the Seller and any Franchisee or any other person or entity authorizing such person or entity to develop one or more of the franchised Computer Renaissance(R) businesses (the "Franchised Businesses"). Seller has entered into written Franchise Agreements relating to the franchising of the Business with all of its Franchisees, and each of the Franchise Agreements is valid, binding and enforceable in accordance with its terms except as enforcement may be limited by applicable franchise relationship laws, bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors rights generally and except as the availability of equitable remedies may be limited by applicable law. Except as set forth on any schedule to this Agreement, there are no material oral or verbal agreements modifying any of the Franchise Related Contracts.

                  (g) Except as set forth on Franchise Issues Schedule 3.22(g), all Franchise Agreements which have been entered into by the Seller with its Franchisees have been validly offered and sold in compliance with all applicable franchise laws and regulations in effect at the time of offer, sale and execution of such Franchise Agreements. Franchise Issues Schedule 3.22(g) includes a description of the facts that relate to the cause of any invalid or non-compliant offer or sale. The consummation of the transactions contemplated by this Agreement should not cause the termination of any Franchise Agreement, nor should it affect the binding nature or enforceability of any Franchise Agreement. Franchise Issues Schedule 3.22(g) sets forth the names of and grounds that any franchisees claim exist for termination of the franchise.

                  (h) Seller has not entered into any Franchise Agreements other than those which are reflected in written, signed and fully integrated documents, without any promises, understandings, commitments or other forms of undertakings which are contrary or in addition to such written agreements, and other than the Franchise Agreements, there are no agreements, commitments or understandings between Seller and Franchisees. Except as provided in Franchise Agreement Schedule 3.22(h), Seller has not entered into or endeavored to enter into any agreements, promises or undertakings with Franchisees to reduce currently outstanding or future royalty (continuing fees) payments and/or Brand Fund contributions under the Franchise Agreement.

                  (i) Except as set forth on Franchise Issues Schedule 3.22(i), Seller currently has valid registrations for offering and selling franchises in effect in each state requiring such registrations, and has valid exemptions where required in each state having business opportunities laws. Franchise Issues Schedule 3.22(i) includes a chart of all jurisdictions in which Seller has valid registrations or exemptions.

                  (j) Except as set forth on Franchise Issues Schedule 3.22(i) and Franchise Issues Schedule 3.22(g), Seller and the Subsidiaries are in compliance with all laws, regulations, rules, consents, decrees or orders of all state or federal governmental authorities or regulatory agencies applicable to the offer, sale or regulation of franchises or its Franchising Activities.

                  (k) Except as set forth on Franchise Issues Schedule 3.22(k), there are no facts, other than the transactions contemplated by this Agreement, which would limit the ability of Seller to secure or renew, without conditions, franchise registrations in any jurisdiction where such registrations are required.

                  (l) Seller has delivered to Buyer, or made available for Buyer's review a true, correct and complete copy of each form of Uniform Franchise Offering Circular ("UFOC") used or currently being used by Seller in the non-registration states used for the Business. The UFOC's and all UFOC's used by Seller in the offer or sale of its franchises comply in all material respects with all applicable federal and state laws and regulations pertaining to the offer or sale of franchises, including, without limitation, the Federal Trade Commission's Disclosure Rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures," 16 C.F.R. ss.436, et. seq. Seller will continue to provide information to Buyer for a period of up to 10 years after the Closing Date to the extent Buyer deems such information necessary or useful to comply with state or federal franchise laws.

                  (m) Except as set forth on Franchise Issues Schedule 3.22(m), all existing agreements with regard to the Seller's Brand Development Fund are set forth in the Franchise Agreements.

                  (n) Franchise Agreements Schedule 3.22(a) sets forth a true, complete and correct list of all Franchisees, and Seller will not sell any, unit, developmental, regional or international Franchises prior to the Closing Date without the consent of Buyer.

                  (o) Except as set forth in Franchise Issues Schedule 3.22(o), Seller has not received notice of any proceeding, investigation or inquiry by any state or federal regulatory agency in which the Franchising Activities of Seller is or may be involved, other than comment letters, requests for information and other routine inquiries, and there are no facts which are likely to lead to any such proceeding, investigation or inquiry. Seller has provided Buyer access to all such comment letters, requests for information and routine inquiries.

                  (p) Except as provided in Litigation Schedule 3.22(p) and Franchise Issues Schedule 3.22(p), Seller has not received notice of any pending claims, and to Seller's knowledge, there are no threatened claims, by any Franchisees or prospective franchisee against Seller relating to any Franchise Agreement or the Franchising Activities that would have a material adverse effect upon the Business or any Franchise Related Contract. Except as set forth in Franchise Issues Schedule 3.22(p), there are no facts relating to the Franchise Agreements or the Franchising Activities of Seller and the Subsidiaries which are likely to lead to any claim against Seller or the Subsidiaries.

                  (q) Except as set forth in Franchise Issues Schedule 3.22(q), no Franchise Agreement was originated in, or is subject to, the laws of any jurisdiction which would make transfer or assignment of such Franchise Agreement unlawful. Within ten (10) days after the Closing Date all filing (including without limitation, UCC filings) and notices will be made by Seller in any relevant jurisdiction to transfer all right, title and interest of Seller or the Subsidiaries in the Franchise Agreements to Buyer.

                  (r) Except for the three Corporate Stores provided in Contracts Schedule 3.22(r), Seller does not own, lease, operate or manage any of the Franchised Businesses.

                  (s) Seller currently requires the Franchised Businesses to maintain insurance policies (the "Required Policies") with the coverage described in Insurance Schedule 3.22(s). Insurance Schedule 3.22(s) also lists and describes all variations in coverage requirements under each of the forms of Franchise Agreements. Based on information previously obtained from the Franchisees and their insurance brokers, to Seller's knowledge, all franchisees except those listed in Franchise Issues Schedule 3.22(s), have the Required Policies in full force and effect and have named Seller as an additional insured under their respective Required Policies.

                  (t) Except as set forth in Franchise Issues Schedules 3.22(i), 3.22(o), 3.22(k), 3.22(q) and 3.22(t), and Litigation Schedule 3.22(p), there are no facts, claims or proceedings which are reasonably likely to have the effect of impairing or adversely affecting any of the Franchising Activities of Seller.

                  (u) Contracts Schedule 3.22(u) includes a true, correct and complete list of every existing agreement entered into Seller and any of Seller's "recommended" or designated suppliers of goods or services to the Computer Renaissance(R) System. Seller has provided Buyer access to copies of all periodic evaluations conducted by field operations consultants as described in Item 11 of Seller's UFOC.

         3.23     Development Agreements.

                  (a) The Franchise Agreement Schedule, Schedule 3.23(a) includes a correct and complete list of all Computer Renaissance(R) franchise development agreements ("Development Agreements") and amendments to them in effect as of the date of this Agreement, indicating with respect to each Development Agreement (i) the name of the Franchisee; (ii) the territory in which the Franchisee is granted development rights and whether that territory is exclusive (exclusive means Seller will not open or grant a franchise to open a Computer Renaissance store in the identified territory); and (iii) the number of Computer Renaissance(R) stores required to be developed under each Development Agreement. Except as set forth in Franchise Issues Schedule 3.23(a), all Development Agreements and amendments to them or modifications of them are in writing and there are no oral Development Agreements or oral modifications or amendments to any Development Agreements.

                  (b) Except as provided in Franchise Agreement Schedule 3.22(e) (described above), there are no outstanding applications to enter into Development Agreements with Seller.

                  (c) Except as set forth on Franchise Issues Schedule 3.23(c), all of the forms of Development Agreements used by Seller in the Business have been delivered to Buyer.

                  (d) Seller has not endeavored to induce any applicant or potential applicant for a Development Agreement to enter into a development agreement or similar form of agreement with any franchise or business opportunity system other than: (a) the Computer Renaissance(R) System; (b) the "Play It Again Sports(R)" franchise system; (c) the "Once Upon A Child(R)" franchise system; (d) the "Music Go Round(R)" franchise system; (e) the Disc-Go-Round(R) franchise system; (f) the It's About Games(R) franchise system;
(g) the "ReTool(R)" franchise system; and (h) the "Plato's Closet(R)" franchise system.

                  (e) Franchise Issues Schedule 3.23(e) specifies each Franchisee that is a party to any Development Agreement that (i) is not in material compliance with the development schedule set forth in such Franchisee's Development Agreement; (ii) is otherwise in material violation or default of any of the terms of such Development Agreement; or (iii) is the subject of a case under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or similar case or proceeding under state or federal law, of which Seller has been notified. Franchise Issues Schedule 3.23(e) further specifies, with respect to each Franchisee that is in default under a Development Agreement, the date and contents of each default and/or termination notice and the status of such default or termination notice.

                  (f) Seller has and had, at all relevant times and in all material respects, the corporate power and authority and legal right to: (i) enter into and carry out the terms of each Development Agreement; (ii) assign each Development Agreement to its successors in interest; and (iii) assign to Purchaser each Development Agreement without the consent of third parties (including without limitation the Franchisees), free and clear of all mortgages, liens, security interests, pledges, guarantees, conditional sale agreements, claims, charges, restrictions, options, commitments, third party rights and other encumbrances.

                  (g) Except as provided in Franchise Issues Schedule 3.23(g), each Development Agreement complies in all material respects with all federal and state laws (and rules or regulations thereunder) and all orders, consents or decrees from any federal or state administrative or regulatory agency; to Seller's knowledge, each Development Agreement represents the legal, valid and binding obligation of the Franchisee thereunder, subject to any Franchisee's rights in bankruptcy, and is enforceable against such Franchisee in accordance with its terms.

                  (h) Except as provided in Franchise Issues Schedule 3.23(h), no development schedule in any Development Agreement has been waived, altered or modified in any respect; and Seller is not in material violation of or in material default under any term of a Development Agreement.

                  (i) Except as provided in Franchise Issues Schedule 3.23(i), no Development Agreement was originated in, or is subject to, the laws of any jurisdiction which would make the transfer and assignment of such Development Agreement unlawful. Within ten (10) days of the Closing Date all filings (including, without limitation, UCC filings) and notices that must be made by Seller in any relevant jurisdiction to transfer all right, title and interest of Seller in the Development Agreements to Buyer will have been made.

         3.24     Brand Development Fund.

                  (a) Franchise Issues Schedule 3.24(a) contains a true, correct and complete list of all accounts used by or in connection with the Brand Development Fund, as defined in the Franchise Agreement, (collectively, the "Brand Development Fund Account") in which funds have been deposited as of the date of this Agreement. All assets of the Brand Development Fund are, as of the date of this Agreement, and will be, as of the Closing Date, deposited in the Brand Development Fund Accounts. Except as set forth in the Franchise Issues
Schedule 3.24(a), no monies, other than Franchisees' and Seller's contributions to the Brand Development Fund and supplier rebates, marketing and advertising allowances, if any, have been deposited in the Brand Development Fund Account.

                  (b) All contributions to the Brand Development Fund made by Franchisees, Suppliers or any other person or entity have been deposited in the Brand Development Fund Account and used solely for purposes permitted under the Franchise Agreements.

                  (c) Seller has neither possession of nor control over any other funds contributed by Franchisees, Suppliers or any other person or entity for advertising purposes (national or regional), except the funds in the Brand Development Fund Account. Except as provided in Franchise Issues Schedule 3.24(a), Seller has not collected and is not currently holding any fees designated solely for use in any Computer Renaissance(R) advertising program whether related to the Brand Development Fund or otherwise.

                  (d) Seller has operated and administered the Brand Development Fund in material compliance with laws, rules and regulations applicable to the operation of the Brand Development Fund and in accordance with the Franchise Agreements, Development Agreements, and its legal responsibilities, if any, established in any governing documents of the Brand Development Fund and in any other agreements or understandings entered into with Franchisees, suppliers, vendors or others in connection with the Brand Development Fund. As of the Closing Date, the Brand Development Fund has no material liabilities or obligations (other than trade payables) of any nature, whether accrued, absolute, contingent or otherwise, including without limitation tax liabilities. To Seller's knowledge, there exists no basis for the assertion against the Brand Development Fund, as of the date hereof or as of the Closing Date, of any material liability of any nature or in any amount.

                  (e) All governing documents of the Brand Development Fund are described in Franchise Issue Schedule 3.22(m) or in the Franchise Agreements.

                  (f) Franchise Issue Schedule 3.24(f) contains a complete and correct list of all regional advertising cooperatives currently in existence and the addresses and owners of the Franchised Businesses that participate in each such cooperative.

         3.25     Franchise Advisory Counsel.

                  (a) Seller has provided Buyer access to all minutes, resolutions, proclamations, written policies or written procedures developed by or implemented by all franchise advisory counsels of Computer Renaissance(R) Franchisees (collectively, the "FAC"). Except as provided in Franchise Issues
Schedule 3.25(a) there are no actions, omissions, decisions, policies, proclamations or practices by the FAC which would inhibit or restrict with this Agreement, and the rights of Seller under the Franchise Agreements or Development Agreements.

         3.26 Purchased Assets. Except for the Excluded Assets, the Purchased Assets are all of the assets of the Business necessary for the ownership and proper operation of the Business as currently conducted.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As an inducement to Seller to enter into this Agreement, HT and CompRen jointly and severally, hereby represent and warrant to Seller as follows:

         4.1 Organization and Power. HT is a limited liability company duly organized and validly existing under the laws of the State of Florida, with full power and authority to enter into this Agreement and the Other Documents and to perform its obligations hereunder. CompRen is a corporation duly organized and validly existing under the laws of the State of Florida, with full power and authority to enter into this Agreement and the Other Documents and to perform its obligations hereunder.

         4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and the Other Documents by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Buyer, and no other limited liability company proceedings on the part of Buyer are necessary to authorize the execution, delivery, or performance of this Agreement and the Other Documents. This Agreement and the Other Documents each constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

         4.3 No Violation. Buyer is not subject to or obligated under its operating agreement, by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby, except to the extent valid consents and approvals have been obtained.

         4.4 Obligations Under Franchise Agreements. Buyer has reviewed each of the Franchise Agreements. Based upon such review and based upon the representations and warranties of Seller (and assuming the accuracy of such representations and warranties) set forth in Article III, Buyer represents, warrants and covenants that it currently possesses the financial backing and resources, or will acquire the resources and capability necessary in its business judgment, to fulfill all obligations of the franchisor arising after Closing under the Franchise Agreements.

         4.5 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Survival. All representations and warranties in this Agreement and the Schedules and Exhibits hereto or in any writing delivered by Buyer or Seller to any other party in connection with this Agreement shall survive the Closing; provided that (i) any claims by Buyer Parties (as defined below) for indemnification against Losses (as defined below) arising from demands, claims or causes of action asserted by a third party against Buyer, including without limitation claims under Section 5.3 hereof ("Third Party Claims"), or for indemnification under Sections 5.4 or 5.5, must be asserted in writing to Seller prior to expiration of the applicable statute of limitations, and (ii) any other claims by Buyer Parties for indemnification ("Direct Claims") must be asserted in writing to Seller prior to 18 months after the Closing.

         5.2      General Indemnification.

                  (a) Indemnification of Buyer. Subject to the provisions of this Article V, Seller shall indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses") which any such Buyer Party may suffer, sustain or become subject to as a result of: (i) any misrepresentation or breach of representation or warranty under Article III of this Agreement or in any of the Transfer Documents furnished to Buyer by Seller pursuant to this Agreement (so long as a claim therefor is made during the applicable survival period set forth above); (ii) any breach of any covenant or other agreement by Seller under this Agreement or any of the Schedules and Exhibits hereto; (iii) any liabilities or obligations of Seller which are Excluded Liabilities (except as specifically covered by Sections 5.3, 5.4 or 5.5); (iv) any liability or obligation of Seller imposed upon Buyer by operation of law (including under any bulk transfer law or any common law doctrine of defacto merger or successor liability) which is related to, a result of or arises out of the transactions contemplated hereby and which is not an Assumed Liability; or (v) except as covered by Sections 5.3, 5.4 or 5.5, any action, demand, proceeding, investigation or claim by any third party (including governmental agencies) against or affecting Buyer and/or the Business or the Purchased Assets which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties or covenants of the Seller contained in this Agreement or the Transfer Documents or, if not a breach, relates to an action, proceeding, investigation or claim arising before Closing which is an Excluded Liability.

                  (b) Indemnification of Seller. Buyer shall, jointly and severally, indemnify the Seller and its respective Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Parties") and hold them harmless against any Losses which the Seller Parties may suffer, sustain or become subject to as the result of: (i) any misrepresentation or breach of representation or warranty under Article IV of this Agreement or in any of the certificates or other instruments or documents furnished to Seller by Buyer pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant or other agreement by Buyer under this Agreement or the Schedules and Exhibits hereto; (iii) any Assumed Liability; or (iv) operation of the Business after the Closing Date.

                  (c) Notice of Third Party Claims. If Indemnified Party (defined herein) makes a claim for indemnification under this Article V, Indemnified Party shall notify the Indemnifying Party (defined herein) and Indemnity Escrow Agent (if the claim is by Buyer) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) Indemnified Party is prejudiced by such failure and except as provided in Section 5.1. With respect to Buyer's Losses, Seller shall be the Indemnifying Party and Buyer shall be the Indemnified Party. With respect to Seller's Losses, Buyer shall be the Indemnifying Party and Seller shall be the Indemnified Party.

                  (d) Limitations. Any indemnifiable Losses shall be reduced by the amounts actually recovered by the Indemnified Party from its insurance carriers in respect of such Losses, and any amounts recovered by such party subsequent to the payment by the Indemnifying Party hereunder with respect to the same claim shall be remitted to such Indemnifying Party, except that such remittance shall not exceed the amount of the indemnification payment made by such Indemnifying Party. In no event shall an Indemnifying Party be liable for consequential or punitive damages sustained or claimed by an Indemnified Party, except to the extent such Indemnified Party has been held liable for such consequential or punitive damages under a Third Party Claim. An Indemnified Party shall take all commercially reasonable steps to mitigate Losses upon becoming aware of any event which could reasonably be expected to give rise to such Losses. Losses shall be determined after taking into account any indemnity, contribution or other similar payment received by the Indemnified Party from any third party with respect thereto. Notwithstanding anything to the contrary, Seller's liability for indemnification of Buyer Parties for all Direct Claims only (but not Third Party Claims) shall be limited to the amount of the escrow account described in Section 5.9 and Buyer's exercise of its right of offset against the consulting fee described in Section 5.14; there shall be no such limitation for Third Party Claims. From and after the Closing, except for fraud or an intentional breach of any covenant or agreement set forth in this Agreement, no party hereto shall be liable or responsible in any manner whatsoever to the other parties, whether for indemnification or otherwise, except for Indemnity as expressly provided in this Article V, which provides the exclusive remedies and causes of action of the parties hereto with respect to any matter arising out of or in connection with this Agreement or any Schedule hereto or any opinion or certificate delivered in connection herewith.

         5.3      Franchise Claims Indemnification.

                  (a) Franchise Claims Against Buyer. Seller hereby agrees to indemnify the Buyer Parties and save and hold the Buyer Parties harmless from, against, for and in respect of any Losses resulting from any and all claims made by any past or existing franchisee or purported franchisee of Buyer or Seller to the extent such act, omission or occurrence giving rise to the claim occurs prior to the Closing Date. In connection with any claim by any past or existing franchisee or purported franchisee of Buyer or Seller with respect to which Buyer Parties are entitled to indemnification under this Section, Seller shall have the right and option to purchase from Buyer all accounts or note receivables owed by such franchisee to Buyer for continuing fees or other payments under such franchise at a price, payable to Buyer in cash, equal to the face amount of such receivables minus a reasonable reserve or allowance with respect thereto.

                  (b) Franchise Claims Against Seller. Buyer hereby agrees to indemnify the Seller Parties and save and hold the Seller Parties harmless from, against, for and in respect of any Losses resulting from any and all claims made by any past or existing franchisee or purported franchisee of Buyer or Seller to the extent such act, omission or occurrence giving rise to the claim occurs after the Closing Date.

                  (c) Joint Defense and Liability. With respect claims by Computer Renaissance franchisees alleging that their Franchise Agreements were violated, or that applicable law was violated, due to Buyer's incapability to operate as a franchisor as measured at the time of Closing in compliance with the Franchise Agreement: (i) the parties agree to cooperate with each other in the defense; and (ii) the parties shall jointly defend such action and will be equally responsible for defense costs and liability (on a 50-50 basis).

         5.4 Environmental Indemnification by Seller. In addition to all rights and remedies available to Buyer at law or in equity, Seller shall indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any Losses which any such party may suffer, sustain or become subject to as a result of: (i) any matter set forth on the attached Environmental and Safety Schedule; and (ii) any violations of, or liabilities or corrective or remedial obligations arising under, any Environmental and Safety Requirements and relating to the conduct of the Business or the ownership or operation of Seller's properties or facilities in connection therewith, including the Corporate Stores, except to the extent such Losses are caused by such conduct, ownership or operation after the Closing Date, (including any liability for personal injury, property damage, onsite or offsite cleanup costs or damage to natural resources, and any obligation to investigate, remediate, or otherwise address contamination of land, surface water, or ground water).

         5.5      Tax Indemnification.

                  (a) Seller shall remain liable, and shall indemnify Buyer, for any liability or obligation in respect of any amount of federal, state, local or foreign Taxes (as defined in Section 3.10) which are imposed with respect to or measured by the income of Seller, value of property owned by Seller, or the conduct of the Business by Seller, for any taxable period up to and including the Closing Date. Seller shall also indemnify Buyer, and shall be jointly and severally liable, for any federal, state, local or foreign sales tax imposed with respect to the transfer of the Purchased Assets pursuant to this Agreement; provided that Buyer shall deliver such resale and exemption certificates as reasonably requested by Seller.

                  (b) Any indemnification payment provided for under this
Section 5.5 shall include reasonable costs and expenses (including attorneys' fees and expenses and accountants' fees and expenses) incurred in contesting the amounts against which Buyer is indemnified, or incurred in satisfying any filing or other procedural requirements with respect to amounts against which Buyer is indemnified. Any indemnification payment provided for under this Section 5.5 shall be paid in the manner provided in Section 5.9 below and shall also include any amount necessary to indemnify Buyer and hold it harmless against any Loss which Buyer may suffer, sustain or become subject to as a result of Seller's failure to pay, or unreasonable delay in paying, any amounts for which Buyer is indemnified.

         5.6 Right to Defend. Upon the receipt of notice of any Third Party Claim for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled promptly to defend, contest or otherwise protect against such Third Party Claim at its own cost or expense, including the right to invoke any arbitration proceeding available in the dispute, provided that the Indemnifying Party shall not, without the Indemnified Party's written consent, enter into any settlement which would require the Indemnified Party to pay money, result in a lien on any assets of the Indemnified Party, or adversely affect the Indemnified Party's ongoing rights under any agreement with such third party. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. The Indemnified Party agrees to allow the Indemnifying Party access, at no cost to the Indemnified Party, to all documents and materials (including, without limitation, all franchise files but excluding attorney-client privileged documents) in the possession of the Indemnified Party that, in the reasonable judgment of the Indemnifying Party, would assist the Indemnifying Party in the defense of such claim. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such Third Party Claim or the compromise or settlement thereof. However, if the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not be entitled to recover from the Indemnifying Party any legal or other expenses incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party prior to the Indemnifying Party's undertaking the defense thereof. If Buyer and Seller are named jointly as defendants by a past, existing or purported franchisee in a court or arbitration proceeding and Buyer, based on its evaluation of the franchisee's claim, provides notice to Seller of an indemnification claim against Seller as to any liability arising out of the franchisee's claim, Seller reserves the right in its sole discretion to fully settle and compromise the franchisee's claim as to both Seller and Buyer at any time during the proceeding; provided that Seller shall not, without the Indemnified Party's written consent, enter into any settlement which would require Buyer to pay money, result in a lien on any assets of Buyer, or adversely affect Buyer's ongoing rights under any agreement with such third party..

         5.7 Request to Allocate Responsibility. Buyer and Seller agree that if they are jointly named as parties after the Closing in any suit, claim or proceeding by a past, existing or purported franchisee of Buyer or Seller that they will jointly request that the panel of arbitrators or court specify in their judgement or order (in the event that any liability is determined as to the Buyer and the Seller), or in a subsequent hearing if Buyer and Seller both agree that such a separate hearing is appropriate, whether the liability is attributable to the acts, omissions or occurrences both before and after the Closing Date, the proportionate degree of fault and the damages reflected in the judgment or order, attributable to the Buyer or Seller in accordance with the provisions of this Agreement.

         5.8 Franchise Claims Against Both Buyer and Seller. To the extent that any damages, losses, obligations, liabilities, deficiencies, costs, or expenses result from any claims made by any past, existing or purported franchisee of Buyer or Seller for acts, omissions or occurrences occurring both before and after the Closing Date, such damages, losses, obligations, liabilities, deficiencies, costs, and expenses will be borne by Buyer and Seller in proportion to their respective degree of fault.

         5.9 Escrow. Buyer and Seller shall enter into an escrow agreement on the Closing Date satisfactory to Buyer and Seller. The Escrow Agreement shall provide that, subject to claims asserted by Buyer during the preceding six-month period, the Escrow Agent shall release Three Hundred Thirty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($333,333.33) to Seller on each of the sixth (6) month and twelve (12) month anniversaries of Closing, and shall release to Seller the balance of such escrow account on the eighteen (18) month anniversary of the Closing.

         5.10 Employee and Related Matters. The Seller has furnished or made available to the Buyer a true and complete list of all current employees of the Business. At any time prior to the Closing, the Buyer shall have the right to interview such of the current employees of the Business as shall be desired by the Buyer with respect to possible employment by the Buyer and shall have the right to offer to employ such of the current employees of the Business as shall be desired by the Buyer. Any offer by the Buyer to employ any of the current employees of the Business shall not constitute a promise by the Buyer that any such employee will be paid the same salary or wages or will be retained in the same position or job nor any commitment by the Buyer as to the duration of any such employee's employment. The Seller will terminate the employment of all current employees of the Business who are to become employees of the Buyer effective as of the close of business on the last business day prior to the Closing Date. The Seller shall be responsible for any accrued vacation time and sick leave for employees up to the Closing Date.

         The Seller confirms to the Buyer that the Seller shall be solely responsible for all vacation time and other employee benefits to which any current employee of the Business has become entitled. Buyer shall not assume any Plan of Seller and Buyer shall not assume any obligation of Seller to any Person under any Plan other than those which are Assumed Liabilities.

         5.11 Press Release and Announcements. Buyer and Seller shall cooperate in (i) the preparation of all press releases and to the extent practicable issue joint press releases and (ii) contacting customers, suppliers, franchisees, and employees.

         5.12 Expenses. Each party hereto shall pay all of its own costs and expenses (including attorneys', accountants' and investment bankers' fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Without limiting the foregoing, each party shall pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other party's obligation to consummate the transactions contemplated hereby.

         5.13     Further Transfers; Transition Assistance.

                  (a) Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Without limiting the generality of the foregoing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local, and other tax returns with respect to the Business; provided that each party shall reimburse the other party for such other party's reasonable out-of-pocket expenses in connection therewith.

                  (b) From the date hereof, Seller shall not in any manner take or cause to be taken any action which is designed or intended, or would be reasonably anticipated to have the effect of discouraging customers, franchisees, suppliers, referral sources, governmental agencies, insurance companies, lessors, consultants, advisors and other business associates from maintaining the same business relationships with Buyer or the Business after the date of this Agreement as were maintained with the Business prior to the date of this Agreement. Seller agrees that subsequent to the Closing it shall refer all customer and franchisee inquiries with respect to the Business to Buyer.

         5.14 Consulting Services. For a five (5) year period immediately following the Closing Date, the Seller agrees to provide Buyer with such consulting services relating to the Business as are reasonably requested by Buyer in order to ensure an orderly transition, and Buyer shall pay Seller $2,000,000.00 as a consulting fee over sixty (60) months in equal monthly installments of $33,333.33. The Buyer may pay all or any portion of the consulting fee in advance by providing Seller ninety (90) days prior written notice. If Buyer has claims to indemnification from Seller pursuant to this
Article V which are in excess of the balance of the Escrow Fund, then, subject to the provisions of this Article V, Buyer shall have the right to deduct from the consulting fee payments to be made and pay to the Escrow Agent when otherwise due to be held in the Escrow Fund an amount equal to such excess indemnification claims as provided in Section 5.2 hereof. The parties shall execute a Consulting Fee Agreement, the form of which is attached hereto as the Consulting Fee Agreement Exhibit.

         5.15 Confidentiality. The Seller shall maintain as confidential and shall not use or disclose (except as required by law or as authorized in writing by Buyer) any confidential or proprietary information or materials relating to the Business. In the event any party hereto is required by law to disclose any confidential information, such party shall promptly (and in any event prior to final disclosure) notify each other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with each other party to preserve the confidentiality of such information consistent with applicable law.

         5.16 Discharge of Liabilities. Seller shall conduct the Business in a reasonable and prudent manner through the date of Closing, and shall pay all accounts payable and collect accounts receivable in the ordinary course of business, consistent with past practices. From and after the Closing, Seller shall pay all of Seller's debts, obligations and other liabilities existing as of the Closing Date (other than the Assumed Liabilities) in a manner consistent with the usual and ordinary course of Seller's business as such existed immediately prior to the Closing and in accordance with past custom and practice.

         5.17     Covenant Not to Compete.

                  (a) Seller and Seller's Chief Executive Officer, John L. Morgan ("Morgan"), severally and not jointly, agree that during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the "Non-Competition Period"), Seller and Morgan shall not, and Seller agrees to use its commercially reasonable efforts to enforce any rights that Seller has to cause its officers and directors not to, directly or indirectly, either through them or for any other Person, permit their name to be used by or participate in the business of franchising or operating a used and new computer retail store as they are being conducted as of the Closing Date anywhere in the world (the "Restricted Activities"). For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term "participate" shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

                  (b) During the Non-Competition Period, neither Seller nor Morgan shall, and Seller shall use its commercially reasonable efforts to enforce any rights that Seller has to cause any of its officers and directors not to, induce or attempt to induce any employee of Buyer or any of its subsidiaries to leave its employ or in any way interfere with the relationship between Buyer or any of its subsidiaries and any of employee of any of the foregoing, hire any person who was an employee of Buyer or any subsidiary at any time during the Non-Competition Period without the express written prior consent of Buyer, which consent shall not be unreasonably refused or withheld or induce or attempt to induce any supplier, licensee, licensor, franchisee or other business relation of Buyer or any of its subsidiaries to cease doing business with them or in any way interfere with the relationship between Buyer or any of its subsidiaries and any such person or business relation (including without limitation, making any negative statements or communications about Buyer, its Affiliates or its subsidiaries).

                  (c) The Parties hereto agree that Buyer would suffer irreparable harm from a breach by Seller or Morgan of any of the covenants or agreements contained in this Section 5.17. In the event of an alleged or threatened breach by Seller or Morgan of any of the provisions of this Section 5.17, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Non-Competition Period by a period equal to the length of the violation of this Section 5.17). In the event of an alleged breach or violation by Seller or Morgan of any of the provisions of this Section 5.17, the Non-Competition Period described above shall be tolled until such alleged breach or violation has been duly cured. Seller and Morgan agree that these restrictions are reasonable.

                  (d) Seller and Morgan agree that the covenants made in this
Section 5.17 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

         5.18 Worker Adjustment and Retraining Notification Act. The Seller shall comply, to the extent applicable, with all notice and any other requirements under the Worker Adjustment and Retraining Notification Act ("WARN") and any similar state statute so that the Buyer shall have no liability or obligation under WARN or similar state statute as a result of any event occurring before or on the Closing Date.

                                   ARTICLE VI
                                   DEFINITIONS

         6.1 Definitions. Whenever used in this Agreement, the following terms and phrases have the following respective meanings:

             "Accounts Receivable" means as defined in Section 1.1(a)(i).

             "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, and (iii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership or voting securities, by contract or otherwise.

             "Assumed Liabilities" means as defined in Section 1.2(a).

             "Audited Balance Sheets" means as defined in Section 3.4(b).

             "Brand Development Fund Account" means as defined in Section 3.24.

             "Business" means as defined in the Recitals hereof.

             "Buyer Parties" means as defined in Section 5.2(a).

             "Cash Portion" means as defined in Section 1.3.

             "Closing" means as defined in Section 1.6.

             "Closing Date" shall mean the date hereof.

             "Closing Payment" means as defined in Section 1.4.

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Controlled Group" means as defined in Section 3.16.

             "Corporate Stores" means as defined in Section 1.1(a)(xv).

             "Development Agreements" means as defined in Section 3.23.

             "Direct Claims" means as defined in Section 5.1.

             "Employee Pension Plans" means as defined in Section 3.16.

             "Employee Welfare Plans" means as defined in Section 3.16.

             "Environmental and Safety Requirements" means as defined in Section 3.19.

             "Excluded Assets" means as defined in Section 1.1(b).

             "Excluded Liabilities" means as defined in Section 1.1(b).

             "FAC" means as defined in Section 3.25.

             "Financial Statements" means as defined in Section 3.4(b).

             "Franchise Agreements" means as defined in Section 3.22.

             "Franchised Businesses" means as defined in Section 3.22.

             "Franchisees" means Seller's franchisee's of the Business as listed on the Franchise Agreement Schedule 3.22(a).

             "Franchising Activities" means the Business, excluding Seller's operation of the Corporate Stores.

             "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

             "Government Licenses" means as defined in Section 1.1(a)(ix).

             "Immaterial Assumed Contract" has the meaning give such term in Section 1.1(a)(iv)(D) above.

             "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitration or Government Entity, including any Environmental and Safety Requirement.

             "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including without limitation, any Tax) or the performance of an obligation.

             "Losses" means as defined in Section 5.2(a).

             "Material Adverse Effect" means any changes, effects or circumstances that are reasonably likely to have an adverse effect on either (i) the franchise Business and Purchased Assets related thereto as a whole, or (ii) the Corporate Stores Business and Purchased Assets related thereto as a whole, in either case in an amount that would exceed $10,000 in the aggregate.

             "Multiemployer Plan" means as defined in Section 3.16.

             "Non-Competition Period" means as defined in Section 5.17.

             "Other Documents" means as defined in Section 3.3.

             "PBGC" means as defined in Section 3.16.

             "Permitted Liens" means (i) liens securing the Assumed Liabilities, (ii) liens for current property taxes not yet due and payable and
(iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances, in Buyer's opinion, do not, individually or in the aggregate, impair the continued use and operation of the Purchased Assets to which they relate.

             "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

             "Proprietary Rights" means all of the following which are owned by, issued to or licensed to Seller and which are used in the Business, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith (including without limitation, the trademarks, service marks and trade names "Computer Renaissance(R)", and all translations, adaptations, derivations and combinations of the foregoing and all logos related to the foregoing; copyrights and copyrighted works; domain names and website contents; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential and proprietary information (including ideas, formulae, recipes, manuals, compositions, know-how, related processes and techniques, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals); referral source lists and related information; and license rights to use computer software (including data and related documentation); together with all associated goodwill with respect thereto and all books, records, drawings or other indicia, however evidenced; in each case including the items set for on the attached Proprietary Rights Schedule.

             "Purchase Price" means as defined in Section 1.3.

             "Purchased Assets" means as defined in Section 1.1(a).

             "Required Policies" means as defined in Section 3.22.

             "Restricted Activities" means as defined in Section 5.17.

             "Seller Parties" means as defined in Section 5.2(b).

             "Stock" means any stock, equity or profits interests, participations or other equivalents (however designated) of stock, whether voting or nonvoting, including any notes or securities with profit participation features, and any rights, warrants, options or other securities convertible into or exercisable or exchangeable for any such stock, equity or profits interests, participations or other equivalents, or such other securities, directly or indirectly (or any equivalent ownership interests, in respect of a Person which is not a corporation).

             "Tax" or "Taxes" means as defined in Section 3.10.

             "The 2000 Balance Sheet" means as defined in Section 3.4(a).

             "Third Party Claims" means as defined in Section 5.1.

             "Transfer Documents" means the bill(s) of sale, assignment and assumption agreement(s), and other instruments executed and delivered at Closing by Seller to evidence the transfer of the Purchased Assets.

             "UFOC" means as defined in Section 3.22.

             "WARN" means as defined in Section 5.18.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, so long as any such amendment or waiver is set forth in a writing executed by each party hereto. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         7.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Seller and Buyer shall be sent to the addresses indicated below:

             Notices to Seller:                 with a copy to:
             Grow Biz International, Inc.       Grow Biz International, Inc.
             c/o John Morgan                    c/o Mark Hooley, Esq.
             4200 Dahlberg Drive                4200 Dahlberg Drive
             Minneapolis, Minnesota 55422       Minneapolis, Minnesota 55422
             Facsimile: (612) 520-8410          Facsimile: (612) 520-8410

            Notices to Buyer:                   with a copy to:
            Hollis Technologies, LLC            Clark & Campbell, P.A.
            Attn: Jack M. Hollis                Attn: Ronald L. Clark, Esq.
            3612 Ventura Drive East             Post Office Box 6559
            Lakeland, FL  33811                 Lakeland, Florida 33807-6559
            Facsimile: (863) 709-0790           Facsimile: (863) 647-5012

         7.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including all successors and assigns in the event of a liquidation or dissolution of Seller). This Agreement and the rights, interests or obligations hereunder may be assigned or delegated by Buyer only with the prior written consent of Seller.

         7.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         7.5 Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used in this Agreement.

         7.6 Complete Agreement; Incorporation. This Agreement (including the schedules, exhibits and recitals hereto, which are incorporated herein by reference), and the agreements and documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         7.7 Counterparts. This Agreement may be executed in multiple counterparts all of which taken together shall constitute one and the same agreement.

         7.8 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Buyer. Seller shall indemnify Buyer against any Loss or Losses (as defined in and pursuant to Section 5.2 above) which Buyer may suffer due to the failure to so comply.

         7.9 Governing Law. THE LAW OF THE STATE OF FLORIDA SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE

STATE OF MINNESOTA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA. Solely for purposes of this Agreement, each party hereby consents to the personal jurisdiction and venue of any United States District Court for the Middle District of Florida located in Tampa.

         7.10 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any Person. The term "including" as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

         7.11 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         7.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person (other than the parties hereto and such assigns) any legal or equitable rights hereunder.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  GROW BIZ INTERNATIONAL, INC.

                                  By   /s/ John L. Morgan
                                    Its  CEO


                                  HOLLIS TECHNOLOGIES, LLC,
                                  a Florida limited liability company
                                  By Its Managing Member:
                                  Hollis Computer Concepts, Inc.,
                                  a Florida corporation

                                  By:   /s/ Jack M. Hollis
                                        Jack M. Hollis, its President


                                   COMPREN, Inc., a Florida corporation

                                   By:   /s/ Jack M. Hollis
                                         Jack M. Hollis, its President



                  IN WITNESS WHEREOF, the undersigned, John L. Morgan, has executed this Agreement as of the date first written above solely for purposes of his several and not joint obligations under Section 5.17 hereof.


                                   /s/ John L. Morgan
                                   John L. Morgan